IMPORTANT

Stockholders are cordially invited to attend the annual stockholders' meeting. If you will be unable to attend the annual meeting in person, it is important that you fill out, sign and return the enclosed proxy promptly in order to insure a proper representation at the meeting.

BANGOR HYDRO-ELECTRIC COMPANY
NOTICE OF ANNUAL MEETING
MAY 18, 1994

To The Stockholders:

The Annual Meeting of the stockholders of Bangor Hydro-Electric Company will be held on Wednesday, May 18, 1994 at 10:00 o'clock A.M. at the Rococo Room of the Pilot's Grill restaurant, Hammond Street, Bangor, Maine for the purpose of electing three directors to serve for three-year terms and to transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 19, 1994 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 19, 1994 will be entitled to vote at said meeting.

IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN and RETURN the enclosed proxy. An addressed envelope, which requires no postage if mailed in the United States, is provided for your use.

                                   By Order of the Board of Directors

                                   s/e Frederick S. Samp

                                   Frederick S. Samp
                                   Clerk

Bangor, Maine
March 31, 1994






                        BANGOR HYDRO-ELECTRIC COMPANY
                               33 State Street
                             Bangor, Maine 04401

                               PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 18, 1994

The accompanying proxy to be mailed on or about March 31, 1994 is solicited by the Board of Directors of Bangor Hydro-Electric Company and the cost of such solicitation will be paid by the Company. The person giving the proxy has the power to revoke it at any time before it is exercised (1) by delivery

to the Clerk of the Company of any written instrument which by its terms revokes the proxy, (2) by duly executed proxy subsequent in time to the original proxy, (3) by the presence of the stockholder at the Annual Meeting and the giving of notice to the Clerk of the Company of such revocation, or
(4) by giving notice in open meeting at the Annual Meeting of such revocation.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of the Company's Common Stock and Preferred Stock. In addition to the use of the mail, proxies may be solicited by employees of the Company, by personal interview, by telephone or by telegraph. Additional solicitation will be made in the same manner under the special engagement and direction of Chemical Bank at an anticipated cost to the Company of approximately $4,500 plus out-of-pocket expenses.

                        VOTING SECURITIES OUTSTANDING

The Company has outstanding 47,340 shares of Preferred Stock having general voting rights of one vote per share, and, as of December 31, 1993, 6,225,394 shares of Common Stock having general voting rights of one-twelfth of one vote per share. The Company also has 150,000 shares of outstanding Preferred Stock that do not have general voting rights, but which are entitled to vote on the proposal, described herein, to increase the amount of Preferred Stock the Company is authorized to issue.

None of the directors or nominees for the office of director beneficially owns as much as 1% of any class of the Company's stock. The directors, nominees and officers as a group beneficially own 15,720 shares
(approximately 0.25%) of the Company's outstanding Common Stock and 21 shares of the Company's outstanding Preferred Stock.

The following table sets forth as of December 31, 1993 information with respect to persons known to management to be the beneficial owners of more than 5% of any class of voting securities of the Company:


                                              Amount and
                      Name and Address        Nature of
Title of               of Beneficial          Beneficial     Percent
 Class                    Owner               Ownership      of Class
- ---------------------------------------------------------------------

Common Stock      J.P. Morgan & Co, Inc.    778,800 shares    12.5%
                  60 Wall Street
                  New York, New York 10260

Preferred Stock   First Colony Life           4,105 shares     8.7%
                  Insurance Company
                  700 Main Street
                  Lynchburg, Virginia 24504

In Schedules 13G filed with the Securities and Exchange Commission, J.P. Morgan & Co., Inc. and First Colony Life Insurance Company have certified that, to the best of their knowledge, the stock of the Company was acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

First Colony Life Insurance Company is a holder of term notes due 2008 in the amount of $6,855,883 executed by Bangor-Pacific Hydro Associates ("BPHA"). BPHA is a partnership that was formed in 1986 for the purpose of redeveloping and operating a hydroelectric project located within the Company's service territory. Penobscot Hydro Co., Inc., a wholly owned subsidiary of Bangor Hydro-Electric Company, is a 50% general partner of BPHA. During 1993, BPHA paid $715,321 in interest and $32,941 in principal to First Colony Life Insurance Company.

                            ELECTION OF DIRECTORS

Under the Company's Certificate of Organization, as amended, the Board of Directors shall consist of not less than nine nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors. The Certificate of Organization also requires that the directors be divided into three classes with staggered three-year terms and that the classes be nearly as equal in number as may be. Prior to the March 23 meeting of the Board, the most recent action establishing the number of directors and the division of the Board into classes called for ten directors, with three directors in Class I (current terms expiring in 1996), four directors in Class II (current terms expiring in 1994) and three directors in Class III (current terms expiring in 1995).

In anticipation of his retirement from the Company on March 31, 1994, John P. O'Sullivan, Vice President - Finance & Administration of the Company and a director, resigned his seat on the Board of Directors effective March 31, 1994. Mr. O'Sullivan was a Class I director with a term expiring in 1996. At its March 23, 1994 meeting, the Board of Directors voted to establish the number of directors at nine, with three directors in Class I (current terms expiring in 1996), three directors in Class II (current terms expiring in
1994) and three directors in Class III (current terms expiring in 1995). Since there were four directors holding seats as directors in Class II, Alton
E. Cianchette resigned his seat as a Class II director effective March 31, 1994. Pursuant to the authority of the Certificate of Organization, the Board of Directors at its March 23, 1994 meeting then elected Alton E. Cianchette to serve as a director in Class I with a term expiring in 1996 effective March 31, 1994.

It is intended, unless otherwise instructed in the enclosed proxy, to vote the proxies in favor of the election of the nominees named in the table on the following page as directors to hold office until the expiration of their respective terms and until their successors shall have been duly elected and qualified. The nominees are now members of the Board of Directors of the Company, each having served continuously since first elected.

If, for any reason, any of the nominees are unable to serve (which event is not now anticipated) it is intended that such proxies will be voted for the election of such other person or persons as may be designated by a majority of the directors.

The following table sets forth the nominees and the directors whose terms continue, their ages, other positions held by them with the Company, the date when they first became a director and their business experience during the past five years (including any other directorship held by them in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or in any company registered as an investment company under the Investment Company Act of 1940 (referred to in the table as "Reporting Companies")):

                                         BUSINESS EXPERIENCE DURING
                               BECAME    LAST 5 YEARS AND DIRECTORSHIPS
NAME AND POSITION (AGE)       DIRECTOR   IN OTHER REPORTING COMPANIES
- -------------------------------------------------------------------------

CLASS II (NOMINEES FOR TERM EXPIRING IN 1997)

Robert S. Briggs (50)            1985    Chairman of the Board; President
Chairman of the Board,                   & Chief Executive Officer of the
President & Chief Executive              Company; Director of Maine Yankee
Officer                                  Atomic Power Company (a Reporting
                                         Company); Trustee of Eastern Maine
                                         Medical Center

William C. Bullock, Jr. (57)     1982    Chairman of the Board and
Director                                 Director of Merrill Merchants Bank;
                                         From June 1988 until October 1992
                                         acted as Financial Consultant and
                                         Private Investor; Trustee, Maine
                                         State Retirement System; Director of
                                         Eastern Maine Healthcare

G. Clifton Eames (66)            1984    Chairman of the Board of Trustees
Director                                 of Bangor Savings Bank; Chairman of
                                         the Board of Directors of N.H. Bragg
                                         & Sons, a distributor of automotvive
                                         and industrial supplies; Until May
                                         of 1992, served as President of N.H.
                                         Bragg & Sons; Director of Eastern
                                         Maine Healthcare

CLASS III (DIRECTORS WHOSE TERMS EXPIRE IN 1995)

Carroll R. Lee (44)              1991    Vice President - Operations of
Vice President -                         the Company; Director of Maine
Operations and Director                  Yankee Atomic Power Company (a
                                         Reporting Company); Director of
                                         Maine Electric Power Company, Inc.

David M. Carlisle (55)           1989    President, Prentiss & Carlisle
Director                                 Company, a timberland management
                                         company; Director of Fleet Bank of
                                         Maine; Director of Eastern Maine
                                         Healthcare


Jane J. Bush (48)                1990    Vice President, Coastal Ventures,
Director                                 a retailing company


CLASS I (DIRECTORS WHOSE TERMS EXPIRE IN 1996)

Alton E. Cianchette (63)         1991    Chairman of the Board of Cianbro
Director                                 Corporation, a construction company;
                                         Director of Key Bank of Maine (a
                                         Reporting Company); Member of the
                                         Maine State Senate

Helen S. Dudman (69)             1986    Chairman of Dudman Communications
Director                                 Corporation, Licensee of WWMJ, WEZQ
                                         and WDEA Radio; Director of Maine
                                         Employers' Mutual Insurance Company;
                                         Director, Finance Authority of
                                         Maine; Trustee of Maine Public
                                         Broadcasting

Robert H. Foster (59)            1985    Director and President of R.H.
Director                                 Foster, Inc., a distributor of
                                         petroleum products; Treasurer of
                                         Maine Wild Blueberry, a blueberry
                                         processor


In 1993, the Board of Directors met on twelve occasions. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, an Investment Committee and a Compensation Committee. The Executive Committee consists of Mr. Bullock (Chair), Mr. Eames, Mrs. Bush and Mrs. Dudman. Executive Committee functions include the monitoring of the Company's corporate governance and the making of recommendations to the full Board with respect to any modifications; ongoing review of the Company's strategic plan and activities intended to implement that plan; and ongoing consideration of the appropriate public interest focus of the Company. The Executive Committee has not been delegated standing authority to act on behalf of the full Board, although the Board could delegate such authority. The Executive Committee met nine times in 1993. The Audit Committee, consisting of Mr. Foster (Chair), Mrs. Bush, Mr. Carlisle and Mr. Cianchette, reviews with the internal auditor and the independent public accountants the scope and results of their audit and other services to the Company, reviews the adequacy of the Company's internal accounting controls and reports to the Board as necessary. The Audit Committee met four times in 1993. The Compensation Committee, consisting of Mr. Eames (Chair), Mr. Foster and Mrs. Dudman, reviews the Company's executive compensation and compensation policies in general, and makes recommendations to the full Board of Directors. The Compensation Committee met twice in 1993. The Investment Committee, consisting of Mr. Bullock (Chair), Mr. Carlisle and (until March 31, 1994) Mr. O'Sullivan, oversees the investments of the Company's pension programs. The Investment Committee met twice in 1993. Mr. Briggs, as Chairman of the Board of Directors, serves ex officio on all standing committees except the Audit Committee and the Compensation Committee. The Board does not have a nominating or similar committee. Committee appointments will be reviewed after the Annual Meeting. The Executive Committee is elected by a majority of the full Board of Directors. Directors who are not employees of the Company appoint from their own number the members of the Audit Committee and the Compensation Committee. Other committee assignments are made by the Chairman of the Board.

                               STOCK OWNERSHIP

The ownership of Common and Preferred Stock of each director and executive officer and of the directors and executive officers of the Company as a group is as follows:
                                                              Shares
Title          Name of                                     beneficially
of class       beneficial owner                               owned*
- ----------------------------------------------------------------------
Common         Robert S. Briggs                                3,329
Common         William C. Bullock, Jr.                         2,008
Common         Jane J. Bush                                      238
Common         David M. Carlisle                                 820
Common         Alton E. Cianchette                               788
Common         Helen S. Dudman                                 2,672
Common         G. Clifton Eames                                  600
Common         Robert H. Foster                                1,701
Common         Carroll R. Lee                                    993
Common         John P. O'Sullivan                              2,006
Preferred      John P. O'Sullivan                                 21
Common         Directors & Executive Officers as a group (12) 15,350
Preferred      Directors & Executive Officers as a group (12)     21

* The directors and executive officers of the Company as a group own a beneficial interest in less than 1% of the Company's Common and Preferred Stock.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation paid by the Company to the Chief Executive Officer and to the other two executive officers whose total salary and bonus during 1993 exceeded $100,000:

              Summary Compensation Table  -  Annual Compensation

Name and Principal Position        Year      Salary    Bonus
- -------------------------------------------------------------
Robert S. Briggs                   1993      $175,711  $1,137
Chairman of the Board, President   1992       154,465   9,181
and Chief Executive Officer        1991       135,499       0

Carroll R. Lee                     1993      $124,748  $  893
Vice President - Operations        1992       117,399   5,707
                                   1991       102,932       0

John P. O'Sullivan                 1993      $116,360   $  859
Vice President - Finance           1992       112,515    5,674
and Administration                 1991       101,381        0

None of the above named executive officers received "Other Annual
Compensation" that meets the threshold reporting requirements nor did they receive any "Long-Term Compensation" or "Other Compensation".

The executive officers participate in a defined benefit pension plan that is also applicable to all non-union employees. The following table sets forth estimated annual benefit amounts payable upon retirement to persons in specified compensation and benefit service classifications assuming their retirement at the normal retirement age (65) in 1993.

- --------------------------------------------------------------------

                                   Years of Benefit Service
               -------------------------------------------------------
AVERAGE ANNUAL      5       10        15        20        25        30
COMPENSATION
- --------------
     $ 50,000  $ 4,514   $ 9,028   $13,541   $18,055   $22,569   $27,083
       75,000    7,014    14,028    21,041    28,055    35,069    42,083
      100,000    9,514    19,028    28,541    38,055    47,569    57,083
      150,000   14,514    29,028    43,541    58,055    72,569    87,083
     and above*

*As of January 1, 1994, the OMNIBUS Budget Reconciliation Act of 1993 (OBRA '93) limited annual compensation to $150,000 for purposes of pension calculations under tax-qualified pension plans.

Compensation covered by the plan is total basic compensation exclusive of overtime, bonuses, and other extra, contingent or supplemental compensation, and is cash compensation plus compensation deferred pursuant to the Company's
Section 401(k) Plan. The annual retirement benefit is the greater of the following:


     a. The benefit accrued as of December 31, 1988 under a prior plan formula.

     b. 2.0% "average annual compensation" minus 0.4% of "covered compensation", times years of "benefit service".

          The benefit may not be larger than limits set forth in IRC Section
          415.

"Average annual compensation" is computed using the 36 consecutive months yielding the highest average, and "benefit service" generally means years of employment after age 21 and one year of service, up to a maximum of 30 years. "Covered compensation" is the average (without indexing) of the Social Security Taxable Wage Bases for the 35 calendar years ending with the year an individual attains Social Security Normal Retirement Age. It is assumed that the taxable wage base in effect at the beginning of the plan calculation year will remain the same for all future years. The benefit amount is payable in a life annuity form in full upon retirement at age 62 and in proportionately reduced amounts upon termination down to age 55. The benefit service of the persons named in the table on page six (rounded to the nearest year) is: Mr. Briggs - 14 years; Mr. O'Sullivan - 14 years; and Mr. Lee - 20 years.

In early 1994, the Company amended its pension plans to provide an incentive for early retirement. For those employees who were members of a pension plan on February 1, 1994, for purposes of eligibility for early retirement, six years were added to that member's age and benefit service. For each full month of employment following February 28, 1994, the additional age and benefit service will be reduced by one month. Any member who has attained age 52 prior to June 30, 1994, who has six years of benefit service as of February 1, 1994 and who elects to terminate employment on or before April 1, 1994 will receive a supplemental monthly benefit of $700 until age 62. Mr. O'Sullivan elected to retire as of March 31, 1994 and will receive the enhanced benefits provided by the early retirement plan. If Mr. Briggs or Mr. Lee were to retire before the additional age and benefit service provided by the early retirement program is fully reduced, they too would receive enhanced benefits from the program.

In addition to the foregoing, Mr. Briggs and Mr. Lee are parties to Supplemental Retirement Agreements with the Company under which additional retirement benefits are to be paid. The amount of the additional benefits payable upon retirement at age 62 shall be 20% of the officer's final annual salary per year for a period of fifteen years. The Agreements are funded by the Company by means of whole life insurance policies covering each of the lives of the named officers. Mr. O'Sullivan was also a party to a similar agreement prior to his retirement from the Company.

Mr. Briggs and Mr. Lee are parties to agreements under which in the event 1) of a change of control of the Company as defined in the agreements and 2) the covered party leaves the employment of the Company within one year after the change of control, he would be entitled to receive a payment equal to two years' salary based upon his average salary over the past five years. He would also be entitled to receive the Company's standard health, life insurance and disability benefits for a period of two years after leaving his employment as long as he remains unemployed. Mr. O'Sullivan was also a party to a similar agreement prior to his retirement from the Company.

The executive officers also participate in a long-term disability income plan which is also applicable to all non-union employees. Under the plan, after 90 days of disability, employees are entitled to receive 66 2/3% of their basic monthly earnings up to a maximum monthly benefit of $5,000.

Directors who are not employees of the Company are paid a fee of $500 per meeting for attendance at regular or special meetings of the Board, and $500 per meeting for attendance at committee meetings (unless the committee meeting is held the same day as another meeting for which a full meeting fee is paid, in which case the fee is $250). The directors are also paid an annual retainer of $6,000. Directors who are employees of the Company receive no fee for their services as directors.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1993, the Compensation Committee of the Company's Board of Directors consisted of Mr. Eames, Mr. Foster and Mrs. Dudman.

The Company purchases automotive and industrial supplies from time to time from N.H. Bragg & Sons, of which Mr. Eames is Chairman and a beneficial equity owner. In 1993, the Company's purchases from N.H. Bragg & Sons totalled approximately $71,378. The Company purchases petroleum products from
R. H. Foster, Inc., of which Mr. Foster is President and a beneficial equity owner. In 1993, the Company's purchases from R. H. Foster, Inc. totalled approximately $164,571. Because the Company is a regulated electric utility, under Maine law these transactions have been specifically reviewed and approved by the full Board of Directors and found not to be inconsistent with the interests of the Company's ratepayers.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company manages its compensation programs in a manner intended to attract, retain and motivate its people. Historically, salaries, including executive salaries, have been intended to be established at competitive levels, with progress within competitive ranges dependent upon qualifications, experience and individual performance.

The Company has been shifting its compensation management to a system that relies on base salaries that are competitive, but that, especially at executive and senior management levels, depend more on incentive rewards for the achievement of predetermined performance criteria in order to earn compensation at higher levels within the competitive range.

Through 1993, the base salary of each executive officer was determined primarily from a survey of electric utilities performed by the Edison Electric Institute, a trade organization of the electric utility industry. The Compensation Committee has attempted for each executive officer, and specifically for Mr. Briggs, the Chief Executive Officer, to establish a base salary that is competitive with those base salaries paid to executive officers with comparable responsibilities at electric utilities of comparable size. In addition, the Compensation Committee reviews the performance of the CEO, and the CEO's review of the performance of the other executive officers, and factors those reviews into the establishment of the base salaries. The CEO and the other executive officers also participated in a peer review process which, in the case of the CEO, was administered by the Compensation Committee.

In 1991, the Board of Directors established an Incentive Bonus Plan applicable essentially to all full-time employees of the Company who were employed as of December 31, 1991 and who had completed at least six months of continuous service. Bonuses under the plan were payable based upon the actual spending in 1991 on operation and maintenance as compared to a predetermined target. The Board approved a total bonus payment for 1991 of $291,000 which was paid to employees in 1992. Under the plan, $50 was distributed to each eligible employee, and the remainder of the funds was paid to eligible employees as a percentage of their base earnings. Pursuant to the Plan, the executive officers were awarded the following: Mr. Briggs, $2,181; Mr. O'Sullivan, $1,674; and Mr. Lee, $1,707.

The 1991 compensation packages established by the Board of Directors for Mr. Briggs, Mr. O'Sullivan and Mr. Lee included contingent compensation payable if the Company's 1991 operation and maintenance expense was below the target budget referred to above. Base salaries for 1991 were established at a level somewhat below those generally paid at comparably sized electric utilities in recognition of the severe downturn in the Northern New England economy and the need to control operation and maintenance expenses. In consideration of those facts, if the goal were met, Mr. Briggs was to be paid an additional $7,000, Mr. O'Sullivan an additional $4,000 and Mr. Lee an additional $4,000. Since the goal was met, those executive officers were paid those designated amounts during 1992.

For 1992, the Board of Directors established a new Incentive Bonus Plan based upon the attainment of pre-determined goals for service outages, customer satisfaction, earnings per share and expenses. During 1992, the Company met its performance objectives for service outages and partially succeeded in meeting the target for 1992 expenses. The other performance objectives for earnings per share and customer satisfaction were not met. In early 1993, the named executive officers were awarded the following under the 1992 Plan: Mr. Briggs, $1,137; Mr. Lee, $893; and Mr. O'Sullivan, $859.

In 1993, the Board established a separate Executive Bonus Plan applicable only to Mr. Briggs, Mr. Lee and Mr. O'Sullivan. For all three, performance targets for customer satisfaction, cost control and employee satisfaction were established, the achievement of which carried a maximum bonus of 1% of base earnings for each target. Additionally, targets were established for earnings and total stockholder return. For Mr. Briggs, achievement of those targets carried a potential maximum bonus of 3.5% of base earnings each and for Mr. Lee and Mr. O'Sullivan, achievement of them carried a potential maximum bonus of 2.5% each. No bonuses were paid pursuant to the cost control, earnings or total stockholder return targets. Partial awards were made under the customer satisfaction and employee satisfaction targets. In early 1994, the named executive officers were awarded the following under the 1993 Plan: Mr. Briggs, $1,588; Mr. Lee, $1,134; and Mr. O'Sullivan, $1,055.

                                         COMPENSATION COMMITTEE
                                         G. Clifton Eames (Chair)
                                         Robert H. Foster
                                         Helen S. Dudman

February 16, 1994


                              Performance Graph

As shown in the line graph on the following page, for a period beginning December 31, 1988 through December 31, 1993, a comparison is made of the cumulative total returns for the Company, the Russell 2000 Index (a comparative broad market index) and the Edison Electric Institute ("EEI") Index of 100 investor-owned electric utilities (a comparative peer group index). The Russell 2000 index is an index composed of the smallest 2000 companies in a universe of the 3000 largest domestic publicly traded companies in terms of market capitalization. The average market capitalization of the Russell 2000 index is approximately $188 million. The market capitalization of the Company is about $106 million.


                        Bangor Hydro-Electric Company
               Comparison of Five-Year Cumulative Total Return
            The Company, the Russell 2000 Index and the EEI Index

   -------------------------------------------------------------------
  |  NOTE: Included on the proxy sent to shareholders was a line      |
  | graph that depicted a Comparison of Five-Year Cumulative Total | | Return for Bangor Hydro-Electric Company, the Russell 2000 Index | | and the EEI Index, based upon the information in the following |
  |  table. This graph is not shown herein due to limitations of the  |
  |  EDGAR system.                                                    |
   -------------------------------------------------------------------


                     -----------------December 31, ----------------------

                     1988      1989      1990     1991     1992     1993

Bangor Hydro       $100.00    125.571   135.973  161.823  194.580  187.703
                               25.6%      8.3%    19.0%    20.2%    -3.5%

Russell 2000       $100.00    116.243    93.566  136.655  161.816  192.411
                               16.2%    -19.5%    46.1%    18.4%    18.9%

EEI Index          $100.00    129.92    131.52   169.39   182.09   202.82
                               29.9%      1.2%    28.8%     7.5%    11.4%


                  AUTHORIZATION OF ADDITIONAL CAPITAL STOCK

The Board of Directors has adopted the following resolutions, and they are herewith submitted to the stockholders to be voted upon at the Annual
Meeting:

RESOLVED that the Articles of Incorporation of the Company, as amended to date, be further amended to increase the Company's authorized capital stock by $32,500,000, such increase to be represented by 200,000 shares of Preferred Stock of the par value of $100 each and 2,500,000 shares of Common Stock of the par value of $5 each, so that the total amount of authorized capital stock of the Company will be $110,000,000 represented by 600,000 shares of Preferred Stock of the par value of $100 each and 10,000,000 shares of Common Stock of the par value of $5 each; and further

RESOLVED that Article XI, Section 1 of the By-Laws of the Company be amended to reflect the foregoing increase in the amount of Preferred Stock, $100 par value, and Common Stock, $5 par value, which the Company is authorized to issue, so that the same shall read as follows:

Section 1. The authorized capital stock of the Company shall be $110,000,000 represented by 600,000 shares of Preferred Stock of the par value of $100 each, and 10,000,000 shares of Common Stock of the par value of $5 each.

and further

RESOLVED that the first sentence of Article XI, Section 2 of the By-Laws of the Company be amended to reflect the foregoing increase in the amount of Preferred Stock, $100 par value, which the Company is authorized to issue, so that the same shall read as follows:

Section 2. The 600,000 shares of Preferred Stock shall be available for classification and reclassification in different classes or series from time to time.

and further

RESOLVED that the second paragraph of Article XI, Section 2 of the By-Laws of the Company be amended to reflect the foregoing increase in the amount of Preferred Stock, $100 par value, which the Company is authorized to issue, so that the same shall read as follows:

The remaining shares, 402,660 in number, plus additional shares equal in number to any shares now outstanding or hereafter issued which may be retired by redemption or otherwise may be issued as additional shares of any class or series heretofore or hereafter authorized, or may be issued in one or more new classes or series which (subject to the provisions hereof) shall have such designations, preferences and voting powers, or restrictions or qualifications thereof as shall be fixed and determined by the Board of Directors in the By-Laws, including provisions (among others) with respect to dividends; redemption, conversion rights, if any; sinking fund, if any; restrictions or limitations, if any, upon the payment of dividends, issuance of capital stock, incurring of indebtedness and such other matters as the Board of Directors may determine; and voting powers, if any, which voting powers, if any, may be either general voting powers or special voting powers, or both.


                                  DISCUSSION

Under the Company's Articles of Incorporation, as amended to date, the Company has authority to issue 400,000 shares of Preferred Stock, $100 par value, and 7,500,000 shares of Common Stock, $5 par value. As indicated in the above resolutions, the Company proposes to further amend its Articles of Incorporation and its By-Laws to increase the amount of Preferred Stock it is authorized to issue to 600,000 shares and the amount of Common Stock it is authorized to issue to 10,000,000 shares.

There are already issued and outstanding 197,340 shares of Preferred Stock. The Company intends to register with the Securities and Exchange Commission an additional 200,000 shares of Preferred Stock in the near future for issuance from time to time as market conditions warrant. Upon completion of that registration, only 2,660 shares of Preferred Stock will remain available for issuance as part of any other series. The Company anticipates that it will be necessary to issue additional shares of Preferred Stock from time to time in order to accomplish the financing of the Company's capital construction program and maintain a reasonably balanced capital structure. No authorization by a vote of the stockholders is required, and none is expected to be solicited, relative to the actual issuance of additional Preferred Stock as these transactions may from time to time arise, and stockholders have no preemptive right to subscribe for additional Preferred Stock as it is issued. The terms of the Preferred Stock to be authorized, including dividend rates, conversion prices, voting rights, redemption prices, and similar matters will be determined by the Board of Directors at the time of the issuance of additional Preferred Stock.

As of December 31, 1993, there were already issued and outstanding 6,225,394 shares of Common Stock. The Company has registered with the Securities and Exchange Commission an additional 899,875 shares (including 117,375 shares issuable upon the exercise of the Underwriters' option to purchase shares solely to cover over-allotments). Sale of these shares will substantially deplete all of the Company's authorized but unissued Common Stock. There are as yet no transactions pending or contemplated as a result of which shares out of the proposed increase in the authorized Common Stock are to be issued. However, in order to accomplish the financing of the Company's necessary capital construction program over the next several years and to maintain a reasonably balanced capital structure, additional issues of Common Stock, over and above that which the Company is presently authorized to issue, may be required. No authorization by a vote of the stockholders is required, and none is expected to be solicited relative to the actual issuance of additional Common Stock as these transactions may from time to time arise, and stockholders have no preemptive right to subscribe for additional Common Stock as it is issued unless the Board of Directors grants such rights at the time of the issuance thereof.

The financial statements contained in the Annual Report of the Company for the year 1993 which has been furnished or is being furnished simultaneously herewith are incorporated herein by reference.

In addition to the usual requirement of a majority of the votes cast by all classes of voting stockholders (assuming a quorum is present, see below), the proposed increase in authorized Preferred Stock requires a majority vote of the preferred stockholders voting as a class (both voting and non-voting shares). Likewise, the proposed increase in authorized Common Stock requires a majority vote of the Common Stockholders voting as a class. The Company's By-Laws (with an exception not applicable to this proposal) provide that the holders of one-third of the stock of the Company issued and outstanding shall constitute a quorum for the transaction of business, and this quorum requirement applies to the Preferred Stock and the Common Stock separately for the purposes of the class voting on this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE AMENDMENTS.
                  ---

                        INDEPENDENT PUBLIC ACCOUNTANTS

Coopers & Lybrand, 130 Middle Street, Portland, Maine 04101, were the independent public accountants for the Company for the 1993 fiscal year and have been selected for the 1994 fiscal year. The Company expects that representatives of Coopers & Lybrand will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.


                                OTHER MATTERS

The management has no knowledge of any other matter to come before or to be acted upon at the meeting. If, however, any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


                STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be presented at the 1995 Annual Meeting must be received by the Company on or before January 1, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting.

                                   By Order of the Board of Directors,

                                   s/e Frederick S. Samp

                                   Frederick S. Samp
                                   Clerk


Bangor, Maine
March 31, 1994














BANGOR HYDRO-ELECTRIC COMPANY  PROXY  P.O. BOX 1599, BANGOR, ME 04402-1599
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Robert S. Briggs and Frederick S. Samp each or either of them, with full power of substitution, proxies to vote all of the stock of Bangor Hydro-Electric Company which the undersigned is entitled to vote at the annual meeting of the stockholders May 18, 1994, or at any adjournment thereof.


1.  Election of directors:
                       _                                                _
   FOR all nominees - |_| WITHHOLD AUTHORITY to vote for all nominees- |_| (except as noted below)

      (INSTRUCTION:  TO VOTE FOR SOME BUT NOT ALL OF THE NOMINEES, MARK THE
FOR BOX AND STRIKE A LINE THROUGH THE NAMES OF THE NOMINEES FOR WHOM YOU WISH

TO WITHHOLD AUTHORITY TO VOTE.)

Robert S. Briggs       William C. Bullock, Jr.   G. Clifton Eames

2. Proposal to amend the articles of incorporation and the by-laws to increase the number of shares of preferred stock the Company is authorized to issue from 400,000 shares to 600,000 shares.
       _                           _                        _
      |_|    FOR                  |_|  AGAINST             |_| ABSTAIN



3. Proposal to amend the articles of incorporation and the by-laws to increase the number of shares of common stock the Company is authorized to issue from 7,500,000 shares to 10,000,000 shares.

         _                        _                        _
        |_| FOR                  |_| AGAINST              |_| ABSTAIN

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS ABOVE. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ITEMS 1, 2 AND 3.
                    ---

                                              Date:---------------------1994

                                              -------------------------------
                                              -------------------------------

      Please sign exactly as name appears on back.
      Executors, Administrators, Trustees, etc.
      should so indicate when signing. Joint owners should each sign.